Exhibit (a)(1)(iv)

Supplement No. 3 dated February 25, 2016, to

the Offer to Purchase dated January 29, 2016

LBG Capital No. 1 plc

Offer to Purchase for Cash Any and All of the Outstanding

LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473106283 and XS0471767276)

and

LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473103348 and XS0471770817)

THE OFFER (as defined below) will expire AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 2, 2016 (such time and date, as the same may be extended, THE “EXPIRATION DEADLINE”). ECNs (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (such time and date, as the same may be extended, the “Withdrawal deadline”), BUT NOT thereafter.

This Supplement No. 3 (this “Supplement No. 3”) amends, modifies and supersedes certain information included in the offer to purchase, dated January 29, 2016 (the “Original Offer to Purchase”), the Supplement No. 1 dated February 16, 2016 (the “Supplement No. 1”) and the Supplement No. 2 dated February 22, 2016 (the “Supplement No. 2” and, together with the Original Offer to Purchase, the Supplement No. 1 and this Supplement No. 3, the “Offer to Purchase”) relating to an offer (the “Offer”) by LBG Capital No. 1 plc (the “Offeror”), an indirect wholly owned subsidiary of Lloyds Banking Group plc (“LBG”), on the terms and conditions described in the Offer to Purchase, for any and all of the outstanding (1) 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 1 ECNs”) and (2) 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 2 ECNs” and, together with the Series 1 ECNs, the “ECNs”).

The information set forth under “Acknowledgements, Representations, Warranties and Undertakings” on page 14 of the Original Offer to Purchase is amended and restated in its entirety to read as follows:

By submitting a Tender Instruction each holder and the relevant Direct Participant (on behalf of the relevant holder), represents, warrants and undertakes that:

(a)	by blocking ECNs in the relevant Clearing System it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the Offeror, LBG, the Dealer Managers, the Tender Agent and their respective legal advisers;

(b)	upon the terms and subject to the conditions of the Offer, it offers to tender the principal amount of ECNs in its account in the relevant Clearing System that is the subject of the relevant Tender Instruction;

(c)	upon the terms and subject to the conditions of the Offer it irrevocably tenders for purchase in the Offer the aggregate principal amount of ECNs in its account blocked in the relevant Clearing System and, subject to and effective upon the purchase by the Offeror of such ECNs, it (i) renounces all right, title and interest in and to all such ECNs purchased by or at the direction of the Offeror pursuant to the Offer, (ii), to the extent permitted by law, waives and releases any rights or claims it may have against the Offeror and/or any other member of the Group with respect to any such ECNs or the Offer, and (iii), to the extent permitted by law, unconditionally and irrevocably releases, discharges and waives all claims (including all claims for interest, costs and orders for costs), actions and causes of action, present or future and however arising, whether or not presently known or unknown (including those which arise hereafter upon a change in the relevant law) whether arising in equity or under common law or statute or by reason of breach of contract or in respect of any tortious act or omission or otherwise (whether or not damage has yet been suffered), it has, may have or had against the Offeror and/or any other member of the Group and each of their present or former officers, directors, employees or agents which arise out of or relate to, or are in any way connected with the ECNs, or non-contractual obligations arising out of or in connection with the ECNs;

(d)	it agrees to ratify and confirm each and every act or thing that may be done or effected by the Offeror, any of its directors or any person nominated by the Offeror in the proper exercise of his or her powers and/or authority hereunder;

(e)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Offeror to be desirable to complete the sale, assignment and transfer of the tendered ECNs to the Offeror or its nominee and/or to perfect any of the authorities expressed to be given hereunder;

(f)	it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer, or which will or may result in the Offeror, LBG, the Dealer Managers, the Tender Agent, or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer;

(g)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy, insolvency practitioners and legal representatives and shall not be affected by, and shall survive, its death, incapacity, bankruptcy, insolvency, or any other similar proceedings;

(h)	except to the extent of the information set forth under “Taxation Considerations”, no information has been provided to it by the Offeror, LBG, the Dealer Managers or the Tender Agent with regard to the tax consequences to holders, beneficial owners or Direct Participants arising from the tender, and acceptance for purchase of, ECNs in the Offer. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Offeror, LBG, the Dealer Managers, the Tender Agent or any other person in respect of such taxes and payments;

(i)	it has full power and authority to submit for tender and transfer the ECNs hereby submitted for tender and if such ECNs are accepted for purchase, such ECNs will be transferred to, or to the order of, the Offeror with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto;

(j)	it holds and will hold, until the time of settlement on the Settlement Date, the ECNs blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, a Tender Instruction to the relevant Clearing System, as the case may be, to authorize the blocking of the submitted ECNs with effect on and from the date thereof so that, at any time pending the transfer of such ECNs on the Settlement Date to the Offeror or its agents on its behalf, no transfers of such ECNs may be effected;

(k)	the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Tender Instruction which shall be read and construed accordingly and that the information given by or on behalf of such existing Holder in the Tender Instruction is true and will be true in all respects at the time of the tender; and

(l)	it understands and agrees that the Offeror, LBG, the Dealer Managers and the Tender Agent will rely upon the truth and accuracy of the foregoing representations, warranties and undertakings.

The receipt from a holder or from a Direct Participant on behalf of a beneficial owner of a Tender Instruction by the relevant Clearing System will constitute instructions to debit from such holder’s or Direct Participant’s account on the Settlement Date the principal amount of ECNs that such holder or Direct Participant has tendered for purchase and which have been accepted, upon receipt by the relevant Clearing System of an instruction from the

Tender Agent to receive those ECNs for the account of the Offeror subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Offeror or the withdrawal of such Tender Instruction (in the circumstances in which such withdrawal is permitted) in accordance with the procedures set out in this Offer to Purchase.

This Supplement No. 3 should be read in conjunction with the Original Offer to Purchase, the Supplement No. 1 and the Supplement No. 2. Except for the changes described herein, all other terms of the Original Offer to Purchase remain the same.

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TENDER AGENT

Lucid Issuer Services Limited
Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Attn: Sunjeeve Patel/Paul Kamminga

Tel: +44 20 7704 0880
email: lbg@lucid-is.com

Any questions or requests for assistance or additional copies of this Supplement No. 3 or the Original Offer to Purchase, the Supplement No. 1 and the Supplement No. 2 may be directed to the Tender Agent and any questions regarding the terms of the Offer may be directed to the Dealer Managers listed below.

JOINT LEAD DEALER MANAGERS

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

United States

In the United States:

U.S. Toll-Free: +1 (888) 210-4358

Collect: +1 (212) 841-3059

Email: liability.management@bnpparibas.com

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7595 8668

Email: liability.management@bnpparibas.com

Attention: Liability Management Group

Deutsche Bank Securities Inc.

60 Wall Street

New York

New York 10005

United States

In the United States

Attention: Liability Management Group

Telephone: +1 (212) 250 2955 (Collect)

+ (866) 627 0391 (US Toll Free)

In Europe

Attention: Liability Management Group

Email: liability.management@db.com

Telephone: +44 20 7545 8011

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

United States

In the United States:

Toll-free: +1 (800) 828-3182

Collect: +1 (212) 902-5183

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7774 9862

Email: liabilitymanagement.eu@gs.com

Lloyds Securities Inc.

1095 Avenue of the Americas

New York, NY 10036

United States

Toll-Free: +1 (855) 400-6511

Collect: +1 (212) 827-3105

Email: liability.management@lloydsbanking.com

Attn: Liability Management Group

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 N. Tryon Street, 21st Floor

Charlotte, NC 28255

United States

In the United States:

Collect: +1 (980) 388-4813

Toll Free: +1 (888) 292-0070

Attn: Debt Advisory

In Europe:

Toll: +44 (0) 20 7996 5698

Email: DG.LM_EMEA@baml.com

Attn: Liability Management Group

UBS Limited 1 Finsbury Avenue London EC2M 2PP United Kingdom Attention: Liability Management Group Telephone: +1 (203) 719 4210 (Collect) +1 (888) 719 4210 (US Toll Free)

Supplement No. 3 dated February 25, 2016, to the Offer to Purchase dated January 29, 2016, the Supplement No. 1 dated February 16, 2016 and the Supplement No. 2 dated February 22, 2016.